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                                                                    EXHIBIT 12.1
WCI COMMUNITIES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

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                                                         Three months ended                For the years ended December 31,
                                                                             ------------------------------------------------------
                                                           March 31, 2004       2003        2002       2001       2000       1999
                                                           --------------     --------    --------   --------   --------   --------
Earnings:
Pre-tax income from operations before income
  or loss from equity investees                            $       21,328     $169,203    $172,018   $167,317   $135,462   $ 74,157
Fixed charges                                                      21,691       79,771      74,659     71,750     70,112     67,292
  Plus: amortization of capitalized interest                        5,044       28,040      20,940     18,443     14,233     15,759
  Plus: distributed income (loss) from equity investees               765        4,095       2,916      6,656      2,968      1,884
  Less: capitalized interest                                      (11,740)     (38,816)    (38,093)   (33,158)   (37,600)   (38,163)
                                                           --------------     --------    --------   --------   --------   --------
Earnings available for fixed charges                       $       37,088     $242,293    $232,440   $231,008   $185,175   $120,929

Fixed charges:
Interest incurred, both expensed and capitalized           $       19,335     $ 71,055    $ 66,345   $ 63,328   $ 62,100   $ 60,503
Debt issue cost amortization in the period                            842        3,050       3,290      3,919      4,630      4,522
Rental expense representative of interest factor                    1,514        5,666       5,024      4,503      3,382      2,267
                                                           --------------     --------    --------   --------   --------   --------
Fixed charges                                              $       21,691     $ 79,771    $ 74,659   $ 71,750   $ 70,112    $67,292

Ratio of earnings to fixed charges                                   1.71         3.04        3.11       3.22       2.64       1.80
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